SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

AARP Portfolios

Address of Principal Business Office (No. & Street, City, State, Zip Code):

601 E Street, N.W.

Washington, DC 20004

Telephone Number (including area code):

(202) 434-3546

Name and address of agent for service of process:

Larry C. Renfro

AARP Portfolios

601 E Street, N.W.

Washington, DC 20004

Copy to:

Jane A. Kanter, Esquire

Dechert LLP

1775 I Street, N.W.

Washington, DC 20006

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Washington in the District of Columbia on the 20th day of December, 2005.

AARP Portfolios

By:	/s/ LARRY C. RENFRO
Larry C. Renfro
Title:	President

Attest:

By:	/s/ NANCY M. SMITH
Nancy M. Smith
Title:	Secretary